EXHIBIT 99.1

June 22, 2023

Encision Reports Fourth Quarter Fiscal Year 2023 Results

Boulder, Colorado, June 22, 2023 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2023 fourth quarter that ended March 31, 2023.

The Company posted quarterly net revenue of $1.81 million for a quarterly net loss of $93 thousand, or $(0.01) per diluted share. These results compare to net revenue of $1.60 million for a quarterly net loss of $403 thousand, or $(0.03) per diluted share, in the year-ago quarter. Gross margin on net revenue was 56% in the fiscal 2023 fourth quarter and 50% in the fiscal 2022 fourth quarter. Gross margin increased in the current year’s fourth quarter compared to last year’s fourth quarter due principally to higher operating efficiencies and increased selling prices.

The Company posted twelve months net revenue of $7.35 million for a twelve months net loss of $324 thousand, or $(0.03) per diluted share. These results compare to twelve months net revenue of $7.67 million for a twelve months net loss of $66 thousand, or $(0.01) per diluted share, in the year-ago twelve months. Net loss included extinguishment of debt income of $533 thousand in the year-ago twelve months. Gross margin on net revenue was 55% in the fiscal 2023 twelve months and 49% in the fiscal 2022 twelve months. Gross margin in the fiscal 2022 twelve months was lower due to higher material costs.

“Fiscal 2023 presented significant challenges for us and for the medical device market in general,” said Gregory Trudel, President and CEO of Encision Inc. “The company navigated through the ups and downs of the market demand curve as a result of COVID slowdowns and a shortage of healthcare workers. We used that time to strengthen our sales channel and to drive new product development that will deliver benefits in fiscal 2024. We were also able to initiate new collaborative opportunities that will be fruitful for us and our partners in fiscal 2024.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:    Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Product revenue	$1,801	$1,568	$6,885	$6,914
Service revenue	5	36	464	754
Total revenue	1,806	1,604	7,349	7,668

Product cost of revenue	786	781	3,314	3,509
Service cost of revenue	2	15	2	371
Total cost of revenue	788	796	3,316	3,880

Gross profit	1,018	808	4,033	3,788
Operating expenses:
Sales and marketing	539	490	2,033	2,084
General and administrative	384	387	1,487	1,381
Research and development	175	334	816	918
Total operating expenses	1,098	1,211	4,336	4,383
Operating (loss) income	(80)	(403)	(303)	(595)
Interest expense, extinguishment of debt income and other income, net	(13)	—	(21)	529
(Loss) income before provision for income taxes	(93)	1	(324)	(66)
Provision for income taxes	—	—	—	—
Net (loss) income	$(93)	$(402)	$(324)	$(66)
Net (loss) income per share—basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.01)
Weighted average number of basic shares	11,770	11,683	11,763	11,625
Weighted average number of diluted shares	11,770	11,683	11,763	11,625

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2023	March 31, 2022
ASSETS
Cash	$189	$950
Accounts receivable, net	921	948
Inventories, net	1,899	1,584
Prepaid expenses and other assets	116	120
Total current assets	3,125	3,602
Equipment, net	303	189
Right of use asset	496	786
Patents, net	163	181
Other assets	47	34
Total assets	$4,134	$4,792
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$253	$576
Secured notes	44	22
Line of credit	177	—
Accrued compensation	218	191
Other accrued liabilities	85	125
Accrued lease liability	354	362
Total current liabilities	1,131	1,276
Secured notes	268	206
Accrued lease liability	240	564
Unsecured promissory note	—	—
Total liabilities	1,639	2,046
Common stock and additional paid-in capital	24,348	24,275
Accumulated (deficit)	(21,853)	(21,529)
Total shareholders’ equity	2,495	2,746
Total liabilities and shareholders’ equity	$4,134	$4,792

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Years Ended
	March 31, 2023	March 31, 2022
Operating activities:
Net (loss) income	$(324)	$(66)
Adjustments to reconcile net (loss) income to cash (used in) operating activities:
Extinguishment of debt income	—	(533)
Write-off of tooling	—	31
Depreciation and amortization	87	113
Share-based compensation expense	52	41
(Recovery from) doubtful accounts, net	—	(35)
Provision for (recovery from) inventory obsolescence, net	15	(34)
Changes in operating assets and liabilities:
Right of use asset, net	(43)	(28)
Accounts receivable	27	163
Inventories	(330)	(105)
Prepaid expenses and other assets	(8)	(31)
Accounts payable	(323)	187
Accrued compensation and other accrued liabilities	(14)	(147)
Net cash (used in) provided by operating activities	(861)	(444)

Investing activities:
Acquisition of property and equipment	(173)	(18)
Patent costs	(10)	(18)
Net cash (used in) investing activities	(183)	(36)

Financing activities:
Borrowings from credit facility, net change	240	—
Net payments from exercise of stock options	21	(31)
Borrowings from (paydown of) secured notes	23	(13)
Net cash provided by (used in) financing activities	284	(44)

Net (decrease) in cash	(761)	(524)
Cash, beginning of period	950	1,474
Cash, end of period	$189	$950